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                                                                     EXHIBIT 4.3

                             CCA PRISON REALTY TRUST
                    NON-EMPLOYEE TRUSTEES' COMPENSATION PLAN


                                    RECITALS

         WHEREAS, CCA Prison Realty Trust (the "Company") pays its Non-Employee Trustees (as hereinafter defined) an Annual Retainer (as hereinafter defined) and Meeting Fees (as hereinafter defined) as partial compensation for their services as trustees of the Company;

         WHEREAS, the Board of Trustees of the Company has determined it is in the Company's best interest to encourage equity ownership in the Company by Non-Employee Trustees and to provide them with a further incentive to remain as trustees of the Company by allowing them to elect to receive between 50 and 100 percent of each of their Annual Retainer and Meeting Fees in Common Shares (as hereinafter defined); and

         WHEREAS, the terms and conditions under which such Non-Employee Trustees may elect to receive such Common Shares are set forth herein.

I.  PLAN ADMINISTRATION AND ELIGIBILITY.

         A.  PURPOSE OF THE PLAN.

         The purpose of this Non-Employee Trustees' Compensation Plan (the "Plan") is to encourage equity ownership in the Company by Non-Employee Trustees whose continued services are considered essential to the Company's continued progress and thus to provide them with a further incentive to remain as trustees of the Company.

         B. ADMINISTRATION OF THE PLAN.

         The Board of Trustees of the Company (the "Board") or any committee of the Board (the "Committee") that will satisfy Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any regulations promulgated thereunder, as from time to time may be in effect, including any successor rule ("Rule 16b-3"), shall supervise and administer the Plan. The Committee, if such is created, shall consist solely of two or more "non-employee trustees," each of whom shall be appointed by the Board. For purposes of determining who may serve on the Committee only, a member of the Board shall be deemed to be a "non-employee trustee" only if he satisfies such requirements as the Securities and Exchange Commission may establish for "non-employee directors" under Rule 16b-3. Members of the Board or the Committee, if such is created, shall receive no additional compensation for their services in connection with the administration of the Plan.

         The Board or the Committee, if such is created, may adopt such rules or guidelines as they deem appropriate to implement the Plan. All questions of interpretation of the Plan or of any shares issued under it shall be determined by the Board or the Committee, if such is created, and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers and
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 discretion vested in the Board or the Committee, if such is created, under this
Plan may be exercised by any subcommittee so authorized by the Board or the Committee, if such is created, that satisfies the requirements of Rule 16b-3.

         C. PARTICIPATION IN THE PLAN.

         Each member of the Board who is not an employee of the Company or Corrections Corporation of America or any of their subsidiaries or affiliates (each, a "Non-Employee Trustee" or collectively, the "Non-Employee Trustees"), shall be eligible to elect to receive up to 100 percent of each of his Annual Retainer and Meeting Fees in Common Shares, pursuant to the terms and conditions of the Plan; provided, however, that no Non-Employee Trustee shall be allowed to request that less than 50% of such trustee's Annual Retainer or Meeting Fees be received in Common Shares.

         D.  SHARES SUBJECT TO THE PLAN.

         The maximum number of shares of the Company's common shares, $0.01 par value per share (the "Common Shares"),which may be issued under the Plan shall be 50,000. The limitation on the number of Common Shares which may be issued under the Plan shall be subject to adjustment as provided in Section III(C) of the Plan.

II. Terms of the Plan.

         A.  EFFECTIVE DATE OF THE PLAN.

         The Plan shall take effect on the date of adoption by the shareholders of the Company and shall terminate only upon action by the Board.

         B.  TIME FOR ISSUING SHARES.

         No payments shall be made in Common Shares pursuant to the Plan after the date the Plan is terminated. The applicable terms of this Plan, and any terms and conditions applicable to the Common Shares issued prior to such date, shall survive the termination of the Plan and continue to apply to such Common Shares.

         C. TERMS AND CONDITIONS OF THE PLAN.

                 I. COMPENSATION ALTERNATIVES.

         Commencing on the date on which the Board authorizes this Plan through December 31, 1997, a Non-Employee Trustee may make one election to receive up to 100 percent of each of his Annual Retainer and Meeting Fees, earned from the date of the Company's formation on April 23, 1997 through the date of the Company's 1998 Annual Meeting of Shareholders (the "1998 Annual Meeting"), in Common Shares. Such election must be in writing and shall be delivered to the Corporate Secretary of the Company no later than December 31, 1997. This election shall be irrevocable and shall specify the applicable percentage of each of the Annual Retainer and Meeting Fees that such participant wishes to receive in Common Shares; provided however, that no Non-Employee Trustee shall be allowed to request that less than 50% of such trustee's Annual Retainer or Meeting Fees be received in Common Shares. Payments for the Annual Retainer and all Meeting Fees pursuant to this paragraph, whether payable in cash or in Common Shares, will be made on July 1, 1998; provided, however, that should a




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Non-Employee Trustee fail to make an election by December 31, 1997 as provided in this paragraph, the Annual Retainer and all Meeting Fees payable to such trustee pursuant to this paragraph shall be paid in cash on June 30, 1998.

         For all subsequent periods, a Non-Employee Trustee may make one election (the "Annual Election") for the period from one Annual Meeting of the Company's shareholders (an "Annual Meeting") to the next Annual Meeting (the "Election Period") to receive up to 100 percent of each of his Annual Retainer and Meeting Fees in Common Shares. The Annual Election must be in writing and shall be delivered to the Corporate Secretary of the Company not later than the last day of the calendar year prior to the year in which the applicable Election Period begins. (Non-Employee Trustees who are initially elected as a trustee during an Election Period shall have thirty days from the date of their election as trustee to make their Annual Election for their initial Election Period.) The Annual Election shall be irrevocable with respect to the Election Period for which it pertains and shall specify the applicable percentage of each of the Annual Retainer and Meeting Fees that such Non-Employee Trustee wishes to receive in Common Shares; provided however, that no Non-Employee Trustee shall be allowed to request that less than 50% of such trustee's Annual Retainer or Meeting Fees be received in Common Shares. If a Non-Employee Trustee fails to make a timely Annual Election for any Election Period in accordance herewith, the Annual Retainer and all Meeting Fees payable to such trustee for such period shall be paid in cash on the Payment Dates (as hereinafter defined).

                  II.  PAYMENT OF SHARES.

          Payment of the Annual Retainer and Meeting Fees, whether in the form of Common Shares or in cash, pursuant to this Plan, shall be made as follows:

                  (a) The amount of each Non-Employee Trustee's Annual Retainer to be paid in Common Shares, if any, and the amount to be paid in cash, if any, shall be prorated and paid quarterly, in equal amounts, on the Payment Dates (i.e., if the Annual Retainer for trustees is $12,000 for a given Election Period, a participating trustee will be paid $3,000 in a combination of cash and/or Common Shares in accordance with such trustee's Annual Election on June 30, September 30, December 31 and March 31). For any quarter in which a Non-Employee Trustee serves less than the entire quarter, payments due hereunder shall be prorated according to the length of time served during the quarterly period to which such payment due corresponds.

                  (b) Unless otherwise specified by resolution of the Board of Trustees, any compensation to be paid in Common Shares, if any, or in cash, if any, for Meeting Fees (other than for reimbursement of reasonable expenses) shall be made on or as of the Payment Date next succeeding the date on which such Meeting Fees have been earned or are otherwise payable or issuable.

                  (c) The number of Common Shares to be issued in payment of retainers and fees that have been denominated in dollars shall be calculated on the basis of the Fair Market Value (as hereinafter defined) on the first Business Day preceding the Payment Date as of which such Common Shares are to be issued.


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                  III. FORM OF ISSUANCE OF SHARES.

         Common Shares issued under the Plan shall be in either book entry form or in certificate form pursuant to the instructions given by the Non-Employee Trustee to the Company's transfer agent.

                  IV.  FRACTIONS OF SHARES.

         The Company shall not issue fractions of Common Shares. Whenever, under the terms of the Plan, a fractional Common Share would otherwise be required to be issued, the Non-Employee Trustee shall be paid in cash for such fractional Common Share based upon the same Fair Market Value which was utilized to determine the number of Common Shares to be issued on the Payment Date.

                  V.  BENEFIT UPON DEATH.

         In the event of a Non-Employee Trustee's death, any and all unpaid Annual Retainer and/or Meeting Fees will be paid in accordance with such Non-Employee Trustee's then current Annual Election to his estate and such person's payments will be transferable by will or pursuant to laws of descent and distribution applicable to such person.

III. GENERAL PROVISIONS.

         A.  ASSIGNMENTS.

         The rights and benefits accruing to the Company's Non-Employee Trustees under this Plan may not be assigned by any such trustee.

         B.  LIMITATION OF RIGHTS.

          Neither the Plan, nor the issuance of any Common Shares nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a trustee for any period of time, or at any particular rate of compensation.

         C.  SHARE ADJUSTMENT.

         In the event of any merger, consolidation, reorganization, recapitalization, share dividend, share split, or other change in the corporate structure or capitalization affecting the Company's Common Shares, at the time of such event the Board or the Committee, if such is created, shall make appropriate adjustments to the number (including the aggregate numbers specified in Section I (D) above) and kind of shares to be issued under the Plan.



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         D. AMENDMENT OF THE PLAN.

         The Board shall have the right to amend, modify, suspend or terminate the Plan at any time for any purpose; provided, that following the initial approval of the Plan by the Company's shareholders, the Company will seek shareholder approval for any change to the extent required by applicable law, regulation or rule or any rule or regulation of the New York Stock Exchange (or any other applicable national stock exchange).

         E.  DEFINITIONS.

         "Annual Retainer" shall mean the amount of cash compensation to which a Non-Employee Trustee will be entitled to receive for serving as a trustee for one Election Period, but shall not include reimbursement for expenses, Meeting Fees, fees associated with service on any committee of the Board or fees with respect to any other services to be provided to the Company.

         "Business Day" shall mean, if relevant to a determination of the value of Common Shares, a day on which shares of Common Shares are or could be traded on the New York Stock Exchange (or other national stock exchange, or if not so listed, could be traded over-the-counter). In all other cases, the term shall mean a day on which the offices of the Company are open for the conduct of business in the normal course.

         "Fair Market Value" shall be the mean of the highest and lowest selling prices for the Common Shares on the New York Stock Exchange on the date in question, as reported in The Wall Street Journal, or if no sales of Common Shares were made on that date, the mean of the highest and lowest prices of the Common Shares on the first preceding day on which sales were made.

         "Meeting Fees" shall mean the amount to which a Non-Employee Trustee will be entitled to receive for attending meetings, whether annual or special, of the Board and of any committee of the Board on which the Non-Employee Trustee serves, or for any other fees to be paid to the members of the Board, but shall not include reimbursement for expenses.

         "Payment Date" shall mean June 30, September 30, December 31 and March 31 of any Election Period or if any such day is not a Business Day, on the first Business Day following such day.

         F. COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT.

         It is the Company's intent that the Plan comply in all respects with Rule 16b-3. If any provision of this Plan is found not to be in compliance with such rule (or any successor provision), the provision shall be deemed null and void, and the remaining provisions of the Plan shall continue in full force and effect. All transactions under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. The Board or the Committee, if such is created, may, in its sole discretion, modify the terms and conditions of this Plan in response to and consistent with any changes in applicable law, rule or regulation.

         G.  NOTICE.

         Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Corporate Secretary of the Company and shall become effective when it is received by the Corporate Secretary.



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         H.  GOVERNING LAW.

         This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Maryland and construed accordingly.